As filed with the Securities and Exchange Commission on May 16, 2014

Registration No. 333‑______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

COMPUTER PROGRAMS AND SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-3032373
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6600 Wall Street
Mobile, Alabama 36695
(Address of Principal Executive Offices, including Zip Code)
__________________________

COMPUTER PROGRAMS AND SYSTEMS, INC. 2014 INCENTIVE PLAN
(Full title of the plan)
__________________________

J. Boyd Douglas
President and Chief Executive Officer
Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, Alabama 36695
(251) 639-8100
(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:
Timothy W. Gregg
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203
(205) 254-1212

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]    Accelerated filer [x]

Non-accelerated filer [ ]    Smaller reporting company [ ]
(Do not check if a smaller reporting company)
__________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.001 per share, of Computer Programs and Systems, Inc.	700,000 shares	$61.20 per share	$42,840,000	$5,518

(1)
This registration statement (this “Registration Statement”) registers the issuance of 700,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Computer Programs and Systems, Inc. (the “Registrant”), which are issuable pursuant to the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminate number of additional shares of Common Stock as may be issued in connection with stock splits, stock dividends, recapitalizations or other similar transactions or pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of the Registrant’s Common Stock reported on the NASDAQ Global Select Market as of a date (May 15, 2014) within five business days prior to the filing of this Registration Statement on Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*    The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “Plan”) in accordance with Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Form S-8 Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695; telephone (251) 639-8100, Attention: Corporate Secretary.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission, are incorporated by reference and made a part hereof:

▪	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

▪	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

▪	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 3, 2014 and May 16, 2014; and

▪
The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 3, 2002 with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-49796), including any amendment or report filed for the purpose of updating such description.

The Registrant is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

Additionally, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain attorneys of Maynard, Cooper & Gale, P.C. beneficially own less than one percent (1%) of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth in subsection (a) of Section 145, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 145 also states that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, and the section empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation provides that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; (2) it is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors; (3) it is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (4) the rights conferred in its Certificate of Incorporation are not exclusive.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends, stock purchases and redemptions; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains directors’ and officers’ liability insurance covering the directors and officers of the Registrant against claims arising out of the performance of their duties as such. The Registrant also has entered into indemnification agreements with its non-employee directors providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under the law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on May 16, 2014.

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:  /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Boyd Douglas and David A. Dye, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 16th day of May, 2014.

Signature	Title
/s/ J. Boyd Douglas J. Boyd Douglas	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ David A. Dye David A. Dye	Chairman of the Board, Chief Financial Officer, Secretary and Director (Principal Financial Officer)
/s/ James B. Britain James B. Britain	Vice President-Finance and Controller (Principal Accounting Officer)
/s/ Charles P. Huffman Charles P. Huffman	Director

/s/ John C. Johnson John C. Johnson	Director
/s/ A. Robert Outlaw, Jr. A. Robert Outlaw, Jr.	Director
/s/ W. Austin Mulherin, III W. Austin Mulherin, III	Director
/s/ William R. Seifert, II William R. Seifert, II	Director

INDEX TO EXHIBITS

No.	Item
4.1	Certificate of Incorporation (filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-84726) and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K dated October 28, 2013 and incorporated herein by reference)

4.3
Computer Programs and Systems, Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 16, 2014 and incorporated herein by reference)

4.4
Form of Performance Share Award Agreement under the Computer Programs and Systems, Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated May 16, 2014 and incorporated herein by reference)

4.5
Form of Restricted Stock Award Agreement under the Computer Programs and Systems, Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated May 16, 2014 and incorporated herein by reference)

5.1*	Opinion of Maynard, Cooper & Gale, P.C., counsel to the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Maynard, Cooper & Gale, P.C. (contained in Exhibit 5.1 to this Registration Statement)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

_________________ * Filed herewith.